Exhibit 10.34

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 17, 2006 between NewPage Corporation (the “Company”) and Richard D. Willett, Jr. (the “Executive”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Executive’s future employment.

Accordingly, the Parties agree as follows:

1.             Employment and Acceptance.  The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement, effective as of April 13, 2006 (the “Effective Date”).

2.             Term.  Subject to Section 5 of this Agreement, this Agreement and the employment relationship hereunder will continue from the Effective Date until the third anniversary of the Effective Date (the “Term”).  There shall be no extension of this Agreement other than by written agreement executed by both Parties hereto.  In the event of the Executive’s termination of employment during the Term, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3.             Duties and Title.

3.1           Title.  The Company shall employ the Executive to render exclusive and full-time services to the Company and certain designated subsidiaries and affiliates.  The Executive will serve in the capacity of Chief Operating Officer and President of NewPage Holding Corporation (“Holding”) and the Company.  The Executive shall also serve during the Term in executive positions for one or more of the Company’s subsidiaries and affiliates for no additional consideration.

3.2           Duties.  The Executive will have such authority and responsibilities and will perform such executive duties as are customarily performed by the chief operating officer and president of businesses similar to those of the Company or assigned to Executive by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of Holding (the “Holding Board”).  The Executive shall report to the CEO.  The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliates.  This provision, however, will not prevent the Executive from acting as an advisor to or a member of, the board of directors of any civic or charitable organization, so long as such actions do not violate the provisions of Section 7 of this Agreement or interfere with the Executive’s performance of his duties hereunder.

4.             Compensation by the Company.

4.1           Base Salary.  As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive, an annual base salary of four hundred fifty thousand dollars ($450,000), payable in accordance with the payroll practices of the Company (“Base Salary”).  Each year during the Term, the Holding Board will conduct a review of Executive’s Base Salary and, in its sole discretion, may increase Executive’s Base Salary.  Once increased, Base Salary shall not be decreased.  For the purposes of this Agreement, “Base Salary” shall mean the Executive’s base salary as increased pursuant to this Section 4.1.

4.2           Annual Bonus.  For performance periods during the Term, the Executive will be entitled to participate in the NewPage Corporation Annual Management Incentive Plan approved annually by the Board of Directors of the Company (the “Annual Incentive Plan”).  Executive’s target bonus will be 100% of Base Salary for achieving targets set annually by the Board of Directors of the Company in the Annual Incentive Plan.  Each annual bonus (“Annual Bonus”) shall be paid on or before March 15th of the year following the tax year in which the relevant services required for payment have been performed.  There shall be no cap on the amount of such Annual Bonuses.  The Executive’s bonus for 2006 will be prorated.

4.3           Participation in Employee Benefit Plans.  The Executive shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company that may be available to other senior executives of the Company, on the same terms as such other executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

4.4           Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation with respect to each calendar year during the Term.  Vacation days will be prorated for any partial year based on the number of days elapsed in such year.  Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5 below.  The accrual and carry-over of vacation days shall be in accordance with Company policy from time to time in effect.

4.5           Expense Reimbursement.  During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6           Moving and Relocation.  Executive shall be eligible to receive moving and relocation benefits in accordance with the terms and conditions of the NewPage Moving & Relocation Plan.

5.             Termination of Employment.

5.1           Upon Expiration of the Term or By the Company for Cause or By the Executive Without Good Reason.  Upon expiration of the Term, or if during the Term, the Company terminates the Executive’s employment for Cause (as defined below) or Executive terminates his employment without Good Reason (as defined below), the Executive shall be entitled to receive the following:

(a)           any unpaid Base Salary through the date of termination; and any accrued but unused vacation pay through the date of termination; and

(b)           accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

Upon any such termination, as applicable, the payment set forth in Section 5.1(a) shall be paid in a lump sum within 10 business days after termination (unless an earlier date is prescribed by law).

For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Executive; (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates; (iii) the Executive’s material breach of any provision of any policy of the Company, Holding or Maple Timber Acquisition LLC (Paper Series); (iv) the Executive’s failure to follow the lawful written directions of the Board of Directors of the Company, the Holding Board or the Board of Directors of Maple Timber Acquisition LLC (Paper Series); (v) conduct by the Executive in connection with his duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates; or (vi) conduct by the Executive in connection with his duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates; provided that the Executive shall have ten (10) business days following the Company’s written notice of its intention to terminate the Executive’s employment to cure such Cause, if curable, as determined by the Holding Board, in its sole discretion.

For the purposes of this Agreement, “Good Reason” means, without the consent of the Executive, (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position (including without limitation, any reduction in offices, titles and reporting requirements), authority, duties or responsibilities immediately following the Effective Date, or any other action by Holding or the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a reduction by Holding or the Company in the Executive’s Base Salary or in the percentage of Base Salary on which the Executive’s bonus is based; (iii) Holding or the Company’s requiring the Executive to be based in any office or location outside of fifty (50) miles from the Executive’s principal place of employment, which shall be Dayton, Ohio; (iv) a material reduction in the aggregate benefits provided to the Executive, except for any across-the-board reduction(s) affecting all similarly situated employees on substantially the same proportional basis; or (v) any failure by the Company to obtain the express written assumption of the Company’s obligations to the Executive as described herein by any successor or assign of the Company.

5.2           By the Company Without Cause or By the Executive for Good Reason.  Subject to the Executive’s compliance with Section 7 hereof and subject to the execution by the Executive, without revocation, of a general release in the form attached hereto as Exhibit A (the “Release”), if during the Term the Executive’s employment terminates without

Cause or Executive terminates his employment for Good Reason, the Executive shall receive the severance payments set forth in this Section 5.2 at such times and subject to the provisions of paragraphs (I) and (II) below (which shall be in lieu of any payments or benefits to which the Executive may be entitled under any Company severance plan (the “Severance Plan”)):

(a)           any unpaid Base Salary through the date of termination;

(b)           a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” (as defined below) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid after the Executive’s termination date to similarly situated employees;

(c)           any accrued but unused vacation pay;

(d)           an amount equal to two (2) times Base Salary;

(e)           continued receipt of welfare benefits for 24 months after the Executive’s date of termination; provided, however, if the Executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer-provided plan, the welfare benefits described in this clause 5.2(e) shall be secondary to those provided under such other plan;

(f)            outplacement services substantially similar to those provided pursuant to the terms of the Severance Plan; and

(g)           accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

(I)  The payment set forth in Section 5.2(a) shall be paid within 10 business days after the date of termination (unless an earlier date is prescribed by law).

(II)  The payments set forth in Sections 5.2(b)-(d) shall be paid in a lump sum after the later of (i) the expiration of the applicable revocation period contained in the Release and (ii) with respect to the bonus, the annual bonus payment date for similarly situated employees after the Executive’s termination of employment.

The Company shall have no obligation to provide the payments and benefits set forth above in the event that Executive breaches the provisions of Section 7.

“Severance Bonus Amount” shall mean, in the event of a termination (i) prior to June 1st of any calendar year, the Annual Bonus paid to the Executive for the calendar year prior to the termination or (ii) on or after June 1st of any calendar year, the Annual Bonus that would have been payable to the Executive for the calendar year of the termination (determined as of the end of such calendar year and payable when the Company pays annual bonuses to similarly situated employees).

5.3           Due to Death or Disability.  If during the Term the Executive dies or the Company terminates the Executive’s employment on account of the Executive’s Disability (as defined below), the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)           any unpaid Base Salary through the date of termination;

(b)           a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid after the Executive’s termination date, to similarly situated employees; and

(c)           any accrued but unused vacation pay; and

(d)           accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

The payments set forth in Section 5.3(a) and (c) shall be paid in a lump sum within ten (10) business days after the date of termination (unless an earlier date is prescribed by law) and with respect to 5.3(b), at such time that annual bonuses are paid after the Executive’s termination date to similarly situated employees.

For the purposes of this Agreement, “Disability” means a determination by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to the Executive that, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred and eighty (180) days in any one-year period.

5.4           No Mitigation.  The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.5           Removal from any Boards and Positions.  If the Executive’s employment terminates for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board of Directors of the Company, the Holding Board and the Board of Directors of the Paper Series of Maple Timber Acquisition LLC or any other board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

6.             Nondisparagement.  Except as required by law or order of a court or governmental agency having jurisdiction or to report, in good faith, an impropriety or financial wrongdoing affecting the business of the Company, Executive agrees that Executive will not at any time publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

7.             Restrictions and Obligations of the Executive.

7.1           Confidentiality.

(a)           During the course of the Executive’s employment under this Agreement, the Executive will have access to, certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including, but not limited to, acquisition and divestiture plans), environmental matters and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries and affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)           All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 7.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries and affiliates, except in furtherance of the Executive’s duties under this Agreement.

(c)           It is understood that while employed by the Company, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment.  At the Company’s request and expense, the Executive will assist the Company and its subsidiaries and affiliates during the period of the Executive’s employment under this Agreement and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)           As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company and its subsidiaries and affiliates, as applicable, all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.2           Non-Solicitation or Hire.  During the Term and for a period of two (2) years following the termination of the Executive’s employment for any reason (including the expiration of the Term), the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries or affiliates, or who was a customer of the Company or its subsidiaries or affiliates at any time during the relevant period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries or affiliates and relating to the Business (as defined in Section 7.3) or (b) any employee of the Company or any of its subsidiaries or affiliates or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date of the Executive’s termination of employment to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries or affiliates.

7.3           Non-Competition.  During the Term and for a period of two (2) years following the termination of the Executive’s employment for any reason (including the expiration of the Term), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise, which engages or proposes to engage in the coated paper business anywhere in the world (the “Business”).  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

7.4           Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries and affiliates are the sole property of the Company and its subsidiaries and affiliates (“Company Property”).  During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries or affiliates, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries or affiliates, except in furtherance of his duties under the Agreement.  When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

8.             Remedies; Specific Performance.  The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 7.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 7, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive breaches the covenants applicable to the Executive contained in Section 7.

9.             Location.  The principal place of the Executive’s employment shall be at the Company’s headquarters.

10.           Other Provisions.

10.1         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a) If the Company, to:

NewPage Corporation
Courthouse Plaza N.E.

Dayton, Ohio

Attention:  Board of Directors

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022

Attention:              Stuart D. Freedman, Esq.
Telephone:            212-756-2000
Fax:                         (212) 593-5955

(b)         If the Executive, to the Executive’s home address reflected in the Company’s records.

10.2         Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

10.3         Representations and Warranties by Executive.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

10.4         Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  This Agreement and all compensation derived therefrom are intended not to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence, and the Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and the Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

10.5 Governing Law and Venue.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)           The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

10.6         Assignability by the Company and the Executive.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Parties without written consent signed by the Parties; provided, however, that the Company may assign its rights and/or obligations described herein to the successor of the business of the Company.

10.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.8         Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.9         Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

The Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

10.10       Judicial Modification.  If any court determines that any of the covenants in Section 7, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

10.11       Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Holding Board to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Richard D. Willett, Jr.
Richard D. Willett, Jr.

NEWPAGE CORPORATION

By:	/s/ Mark A. Suwyn
	Name:	Mark A. Suwyn
	Title:	Chief Executive Officer and Chairman of the Board

EXHIBIT A

FORM EMPLOYMENT GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged, Richard D. Willett, Jr. (“Executive”), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation, (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio.  Notwithstanding the foregoing, the Executive’s release described herein shall be subject to the Company’s compliance with its obligations under Section 5.2 of the Employment Agreement between the Company and the Executive, dated as of April     , 2006 (the “Employment Agreement) and nothing contained herein shall release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements.  Notwithstanding the foregoing, Executive does not release and shall retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

PLEASE READ CAREFULLY BEFORE SIGNING.  THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy.  If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to                          , within seven (7) days after signing it.  This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.  Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation.  Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release.  Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York.  If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, the Executive, intending to be legally bound hereby, has executed this General Release as of                        , 200    .

EXECUTIVE

Name: